FIRST POTOMAC REALTY TRUST

ARTICLES OF AMENDMENT

First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:    First Amended and Restated Declaration of Trust (the “Declaration of Trust”) filed on September 26, 2003 is hereby amended by deleting in its entirety Section 6.2 of Article VI and replacing it in its entirety with the following:

SECTION 6.2        Voting Rights of Shareholders. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 6.1 and 2.3; (b) amendment of any provision of this Declaration of Trust as provided in Section 8.1, except that the Trustees may amend this Declaration of Trust to increase or decrease the aggregate number of Shares of any class without a vote of Shareholders as provided in Section 4.1(b); (c) amendment, adoption or repeal of any provision of the Bylaws; (d) termination of the Trust as provided in Section 9.2; (e) reorganization of the Trust as provided in Section 8.2; (f) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, except for (i) a merger into the Trust of any entity in which the Trust owns ninety percent (90%) or more of the entire equity interests in such entity, or (ii) a merger that does not reclassify or change the Trust's outstanding Shares or otherwise amend this Declaration of Trust and the number of Shares to be issued or delivered pursuant to the merger is not more than twenty percent (20%) of the number of Shares of the same class or series outstanding immediately before the merger becomes effective, as provided in Section 8.3; (g) any matter for which a vote of Shareholders is required by a national securities exchange or other market on which the Shares are traded; (h) revocation of the Trust’s REIT status as provided in Section 1.5; and (i) such other matters with respect to which a vote of the Shareholders is required by applicable law or the Trustees have adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to subsections (a) and (c) above, none of the actions enumerated in this Section 6.2 may be taken by the Shareholders unless such action has first been approved by the Trustees. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

SECOND:    The foregoing amendment to the Declaration of Trust has been duly approved and advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD:    There has been no increase in the authorized shares of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FOURTH:      The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.

FIFTH:        These Articles of Amendment shall be effective upon filing with the State Department of Assessments and Taxation of Maryland.

SIXTH:        The undersigned acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by the undersigned officer and attested to by its Secretary on this 23rd day of May, 2017.

    FIRST POTOMAC REALTY TRUST

By: /s/ Robert Milkovich______________
Name: Robert Milkovich
Title: President, Chief Executive
Officer and Chief Operating Officer

Attest:

By: /s/ Samantha S. Gallagher_________
Name:    Samantha S. Gallagher
Title:    Executive Vice President,
General Counsel and Secretary

Return Address:
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814